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                                                                    EXHIBIT 5(a)

                     (Letterhead of James I. Edelson, Esq.)


                                               May 5, 2003


Overseas Shipholding Group, Inc.
511 Fifth Avenue
New York, New York 10017

Ladies and Gentlemen:

     I am the Associate General Counsel of Overseas Shipholding Group, Inc., a Delaware corporation (the "Company"), and I have acted as counsel to the Company in connection with the offer by the Company to exchange outstanding 8.250% Senior Notes due March 15, 2013 of the Company (the "outstanding Notes") issued under the Indenture dated as of March 7, 2003 (the "Indenture") between the Company and Wilmington Trust Company, as Trustee (the "Trustee"), for 8.250% Senior Notes due March 15, 2013 of the Company (the "Exchange Notes") which will be registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). This opinion is delivered in connection with the filing of the Registration Statement.

     As to the various questions of fact material to my opinion, I have relied on certificates of officers of the Company. I have also examined such corporate documents and records, and have made such investigations, as I have deemed necessary in order to render the opinion hereinafter set forth. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to me as copies. I have also assumed that all documents examined by me have been duly and validly authorized, executed and delivered by each of the parties thereto (other than the Company).

     Based upon and subject to the foregoing, I render the following opinion:

     1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding instrument of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

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     2.   The form of the Exchange Note has been established in conformity with the provisions of the Indenture.

     3. The Exchange Notes have been duly authorized for issuance by the Company, and when duly executed by the proper officers of the Company in accordance with the Indenture, duly authenticated by the Trustee and duly exchanged for the same principal amount of outstanding Notes, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ James I. Edelson, Esq.

JIE-8641

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